Filed Pursuant to Rule (424)(b)(3)
PROSPECTUS SUPPLEMENT NO. 40	Registration No. 333-257930
(to Prospectus dated August 12, 2021)

ASTRA SPACE, INC.

Primary Offering Of

15,333,303 Shares of Class A Common Stock

Secondary Offering of

189,026,575 Shares of Class A Common Stock

This prospectus supplement amends and supplements the prospectus dated August 12, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-257930). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 7, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in this prospectus (the “Selling Securityholders”), or any of their permitted transferees, of (i) up to an aggregate of 20,000,000 shares of our Class A common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination (as defined herein); (ii) 7,500,000 shares of Class A common stock issued to the Sponsor prior to Holicity’s initial public offering and registered for sale by the Selling Securityholders; (iii) up to an aggregate of 92,277,793 shares of Class A common stock that were issued to certain affiliates of Astra (collectively, the “Astra Affiliates”) pursuant to the Business Combination Agreement (as defined herein); (iv) up to an aggregate 56,239,188 shares of Class A common stock issuable upon conversion (on a one-for-one basis) of shares of our Class B common stock, par value $0.0001 per share (“Class B Common Stock”) held by certain Selling Securityholders and (v) up to an aggregate of 7,676,261 shares of our Class A common stock issued in connection with our acquisition of Apollo Fusion, Inc. (“Apollo Fusion”), which closed on July 1, 2021 comprised of (x) 2,558,744 shares of our Class A common stock (the “Initial Apollo Shares”) issued to certain of the Selling Securityholders on July 1, 2021, in connection with our merger with Apollo Fusion, Inc. (“Apollo Fusion”) and (y) 5,117,517 additional shares of our Class A common stock (the “Additional Apollo Shares”) which may be issued to certain of the Selling Securityholders assuming (a) the achievement of all remaining performance milestones set forth in the Apollo Fusion Merger Agreement (as defined herein), (b) we elect to pay all future milestone consideration in shares of our Class A common stock as required by the terms the Apollo Fusion Merger Agreement, and (c) the per share price used to calculate the number of shares of our Class A common stock to be issued is $11.7243, which is the same per share price used to calculate the number of Initial Shares issued to the Selling Securityholders. The Additional Shares have not been earned and are not currently outstanding. The actual number of Additional Shares issued to the selling stockholders could be materially greater or less than 5,117,517 shares of Class A common stock depending whether and to what extent the future performance milestones are met and/or the actual average closing price of our Class A common stock at the time such milestones are achieved. The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Our Class A common stock is listed on Nasdaq under the symbol “ASTR”. On April 6, 2022, the closing price of our Class A common stock was $4.06 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 15 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 7, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2022

Astra Space, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39426	85-1270303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Skyhawk Street Alameda, California	94501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 278-7217

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On April 7, 2022, Astra Space, Inc. (the “Company”) posted a blog on its website at www.astra.com related to operational measures that the Company uses to track progress to its goal of daily launch capability. A copy of our blog post is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Blog post issued by Astra Space, Inc. dated April 7, 2022.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 7, 2022	Astra Space, Inc.

	By:	/s/ Kelyn Brannon
	Name:	Kelyn Brannon
	Title:	Chief Financial Officer

Exhibit 99.1

Blog: LV0009 Operational Progress

LV0009 Launch Recap: Demonstrating Operational Progress

By Bryson Gentile, Vice President of Operations

On March 15, 2022, Astra successfully delivered 22 satellites to a circular sun-synchronous orbit (SSO) out of the Astra Spaceport in Kodiak, Alaska. In addition to delivering our first customer satellites to orbit, this mission demonstrated operational progress toward our goal of a daily launch capability that we believe will dramatically improve access to space.

Though rocket science comes with many unknowns and risks, see our disclosures on file with the SEC, the operational measures we track as we make progress toward that goal include:

•

Launch Cadence: This is our ultimate measurement that enables us to deliver for our customers. We’ve been working toward decreasing the number of days between launches and we hope that this trend will continue. In that time, the team completed our LV0008 investigation, incorporated corrective actions into LV0009, tested the updates, and returned to the launch pad to commence operations for this mission. You’ll notice that the turnaround time for LV0006 is longer than the others due to updates we made to the vehicle.

•

Build Rate: This is the cadence, or takt, at which we deliver new rockets out of the factory. We are currently producing a rocket a month, and aim to increase this cadence this calendar year. Operating in continuous production means that we usually have an upcoming vehicle in stock or in transit while we’re launching one on the pad. By the time we launched LV0008, LV0009 had already shipped to Kodiak. After the launch of LV0008, Astra was able to return LV0009 to the factory to make repairs identified from the LV0008 anomaly. Having a complete rocket on hand was a tremendous asset towards finding the root cause of LV0008’s anomaly. Our team was able to quickly validate our corrective actions against real flight hardware before shipping LV0009 again a few weeks later, demonstrating our ability to rapidly iterate and improve with every launch vehicle iteration.

•

Campaign Length — Total Time from First Site Set Up to Final Teardown: After arriving in Kodiak with LV0009, we set up our launch system and completed tests and checkouts on site. We aim to static fire test, launch, and then safe the site and pack the site back into shipping containers within three weeks. A campaign without site setup and teardown in between has the potential to be even faster.

•

Countdowns Per Launch: We have now had two vehicles in a row (LV0008 and LV0009) that lifted off in the first minute of the launch window, demonstrating a well-timed, repeatable operation that we hope continues. The duration of the campaign for LV0007 taught us a lot of great lessons about how to design for operating in strenuous weather environments. This sort of testing is common in the automotive world, where early cars are sent to extreme environments to ensure they can operate in the worst conditions. We incorporated those lessons and got back to a cold weather site with LV0009 and while lightning concerns prevented us from launching on the first day of our window for LV0009, we returned to the pad the next day, had a clean launch count, and launched right on time in the first minute of the window. As we scale our operations, we’ll continue to test in extreme conditions.

We are proud of our team for the progress that has been made and we continue to focus on delivering access to space at scale. While we have demonstrated a shorter return to the pad with LV0009, we may increase time between launches to prepare for our new launch system or due to other conditions outside our control, including availability of launch dates at our spaceports.

Be sure to check out our gallery from Spaceflight’s Astra-1 mission here.

Safe Harbor Statement

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties, including Astra’s failure to meet the projected launch targets. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from Astra’s expectations or projections including the following factors, among others: projected development and launch targets, including as a result of the decisions of governmental authorities or other third parties not within our control, weather and other suboptimal conditions that may make it difficult to perform a launch attempt; (ii) changes in applicable laws or regulations; (iii) the ability of Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra, (vii) the ability to manage its cash outflows during its pre-revenue business operations and (vii) other risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission by Astra.